Exhibit 99.1

SEALY CORPORATION Mailing Address: One Office Parkway • Trinity, North Carolina 27370 Telephone: 336-861-3500 • Fax: 336-861-3501

FOR IMMEDIATE RELEASE	Contact:	Mark D. Boehmer
VP & Treasurer
(336) 862- 8705

SEALY CORPORATION REPORTS FIRST QUARTER FISCAL 2007 RESULTS
—Net Sales Grew 4.3%—
—Domestic Unit Volume Gains of 4.5%—
—International Sales Improved 18.1%—

TRINITY, North Carolina (April 4, 2007)—Sealy Corporation (NYSE:ZZ), the largest bedding manufacturer in the world, today announced results for its first quarter of fiscal 2007.

Net sales for the fiscal quarter ended February 25, 2007 increased 4.3% to $412.6 million from $395.7 million for the comparable period a year earlier on unit volume growth of 12.2%. Partially offsetting this increase was a 7.1% decrease in average unit selling price (AUSP). International net sales increased $14.7 million or 18.1% to $95.9 million. This translates to a 14.8% increase excluding the effects of currency fluctuation. The increase internationally represents a 33.2% increase in unit volume, partially offset by a decrease in AUSP primarily due to strategic pricing actions in Canada and increased sales of lower priced OEM products in Europe.

Domestic net sales increased $2.1 million to $316.7 million on a 4.5% increase in volume, partially offset by a 3.7% decrease in AUSP. The increase in volume is primarily attributable to the strong growth of promotional and specialty bedding products.  The decrease in AUSP is due to the higher volume of promotional bedding sales and strategic pricing actions on selected Stearns & Foster and TrueForm products.

First quarter gross profit was $177.3 million, or 43.0% of sales, versus $176.7 million, or 44.7% of sales, for the comparable period a year earlier.  The decline in gross profit as a percentage of sales was driven by a planned increase in sales of lower margin promotional products, strategic pricing actions, the additional product costs required to bring the majority of our products in compliance with the July 2007 flame retardant regulations and the startup costs associated with the Company’s new latex facility in Mountain Top, Pennsylvania.  These factors were partially offset by continued improvements in manufacturing efficiencies.

Net income for the first quarter increased 7.2% to $24.6 million versus $23.0 million for the comparable period a year ago. Earnings per fully diluted share were $0.26.

“As we anticipated and communicated over the past few quarters, the momentum in domestic volume that has been building continued during the first quarter as unit growth turned positive, due primarily to strength in our promotional and specialty product lines,” said David J. McIlquham, Sealy’s Chairman and Chief Executive Officer.  “We are also pleased with the ongoing superior performance in our international markets as we build demand for our brands around the world.  We are enthusiastic about the arrival onto our customers’ floors, beginning this quarter, of the innovative products which we introduced in January at the Las Vegas Furniture Market. This, combined with the start-up of our new domestic latex facility, the further integration of the new North American management team, and the expansion of our “lean” manufacturing program, should allow Sealy to continue to grow its market share and cash flow.”

As of February 25, 2007, Sealy’s cash and cash equivalent balance was $31.8 million versus $13.8 million as of February 26, 2006.  The Company’s debt net of cash was $803.0 million at February 25, 2007, compared to net debt of $958.2 million at the same time in the prior year.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The live call can be accessed by dialing (800) 811-8824, or for international callers, (913) 981-4903. Participants should register at least 15 minutes prior to the commencement of the call.  Additionally, a live audio webcast will be available to interested parties at www.sealy.com under the Investor Relations section.  Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of approximately $1.6 billion in 2006. The company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy operates 26 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

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SEALY   CORPORATION
Consolidated Balance Sheets
(in thousands, except share amounts)
(Unaudited—Preliminary results)

	February25,	November 26,	February26,
	2007	2006	2006

ASSETS
Current assets:
Cash and cash equivalents	$31,750	$45,620	$13,760
Accounts receivable, net of allowances for bad debts, cash discounts and returns	217,704	193,838	203,977
Inventories	65,334	66,126	66,485
Assets held for sale	2,338	2,338	1,405
Prepaid expenses and other current assets	22,835	24,710	14,976
Deferred income taxes	12,932	12,627	16,661
	352,893	345,259	317,264
Property, plant and equipment—at cost	411,685	397,167	347,587
Less accumulated depreciation	(182,934)	(178,957)	(167,802)
	228,751	218,210	179,785
Other assets:
Goodwill	387,685	388,204	385,487
Other intangibles, net of accumulated amortization	12,284	13,026	14,889
Debt issuance costs, net, and other assets	39,316	38,033	32,309
	439,285	439,263	432,685
	$1,020,929	$1,002,732	$929,734

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion—long-term obligations	$22,996	$18,282	$11,446
Accounts payable	129,001	118,885	110,473
Accrued incentives and advertising	36,973	40,578	34,480
Accrued compensation	37,892	35,484	46,168
Accrued interest	11,220	17,286	10,085
Other accrued expenses	54,144	57,669	58,603
	292,226	288,184	271,255
Long-term obligations, net of current portion	811,756	814,236	960,531
Other noncurrent liabilities	42,382	42,688	51,838
Deferred income taxes	10,837	10,199	12,492
Common stock and options subject to redemption	17,517	20,263	21,478
Stockholders’ deficit:
Common stock	909	904	702
Additional paid-in capital	666,815	664,609	366,174
Accumulated deficit	(828,366)	(846,144)	(758,491)
Accumulated other comprehensive income	6,853	7,793	3,755
	(153,789)	(172,838)	(387,860)
	$1,020,929	$1,002,732	$929,734

SEALY CORPORATION
Consolidated Statements of Operations
(in thousands)
(Unaudited—Preliminary results)

	Three Months Ended
	February 25, 2007	February 26, 2006
Net sales	$412,567	$395,735
Cost of goods sold	235,293	219,038
Gross profit	177,274	176,697
Selling, general and administrative expenses	126,913	123,604
Amortization of intangibles	783	122
Royalty income, net of royalty expense	(5,292)	(3,689)
Income from operations	54,870	56,660
Interest expense	15,905	18,736
Other income, net	(80)	(187)
Income before income tax expense	39,045	38,111
Income tax expense	14,411	14,852
Income before cumulative effect of change in accounting principle	24,634	23,259
Cumulative effect of the adoption of FASB Interpretation No. 47, net of related tax benefit of 191	—	87
Net income	24,634	22,972
Earnings per common share—Basic
Income before cumulative effect of change in accounting principle	$0.27	$0.33
Cumulative effect of a change in accounting principle	—	—
Earnings per common share—Basic	$0.27	$0.33
Earnings per common share—Diluted
Income before cumulative effect of change in accounting principle	$0.26	$0.30
Cumulative effect of a change in accounting principle	—	—
Earnings per common share—Diluted	$0.26	$0.30
Weighted average number of common shares outstanding:
Basic	91,349	70,482
Diluted	96,585	76,386

SEALY CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited—Preliminary results)

	Three Months Ended
	February 25,	February 26,
	2007	2006

Cash flows from operating activities:
Net income	$24,634	$22,972
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,322	5,700
Deferred income taxes	429	(23)
Non-cash interest expense:
Senior Subordinated PIK Notes	—	2,113
Amortization of debt issuance costs and other	687	235
Stock-based compensation	639	372
Excess tax benefits from share-based payment arrangements	(4,348)	—
Loss on sale of assets	161	22
Cumulative effect of accounting change	—	287
Other, net	(1,031)	(717)
Changes in operating assets and liabilities:
Accounts receivable	(24,358)	(28,563)
Inventories	899	(6,344)
Prepaid expenses and other current assets	1,724	(150)
Accounts payable	9,961	(9,085)
Accrued expenses	(12,135)	350
Other liabilities	(331)	(1,225)
Net cash provided by (used in) operating activities	4,253	(14,056)
Cash flows from investing activities:
Purchase of property, plant and equipment	(12,913)	(5,577)
Proceeds from sale of property, plant and equipment	77	29
Net cash used in investing activities	(12,836)	(5,548)
Cash flows from financing activities:
Cash dividends	(6,856)	—
Borrowings under revolving credit facilities	8,627	78,841
Repayments under revolving credit facilities	(11,249)	(82,136)
Exercise of employee stock options, including related excess tax benefits	4,592	—
Other	(344)	(17)
Net cash used in financing activities	(5,230)	(3,312)
Effect of exchange rate changes on cash	(57)	122
Change in cash and cash equivalents	(13,870)	(22,794)
Cash and cash equivalents:
Beginning of period	45,620	36,554
End of period	$31,750	$13,760

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA:

	Three Months Ended
	February 25, 2007	February 26, 2006
	(in thousands)
Net income	$24,634	$22,972
Interest expense	15,905	18,736
Income taxes	14,411	14,852
Depreciation and amortization	7,322	5,700
Cumulative effect of change in accounting principle	—	287

EBITDA	62,272	62,547
Unusual and nonrecurring losses:
Other (various)(a)	1,547	1,359
Adjusted EBITDA	$63,819	$63,906

(a)   Consists of various immaterial adjustments

	Three Months Ended
	February 25, 2007	February 26, 2006
	(in thousands)
EBITDA	$62,272	$62,547

Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(15,905)	(18,736)
Income taxes	(14,411)	(14,852)
Non-cash charges against (credits to) net income	(3,463)	2,002
Changes in operating assets & liabilities	(24,240)	(45,017)
Cash flow from operations	$4,253	(14,056)